Exhibit 10.2

The Boeing Company Annual Incentive Plan
(As Amended and Restated February 24, 2020)

1.    Definitions
As used in this plan (the “Plan,” formerly the Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries), the following terms have the meanings set forth below:
“Board of Directors” means the Board of Directors of The Boeing Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means The Boeing Company.
“Committee” means the Compensation Committee of the Board of Directors.
“Section 409A” means Code Section 409A, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.
“Subsidiary” means any corporation or association more than 50% of the voting securities of which are owned directly or indirectly by the Company or by one or more of its other Subsidiaries and the accounts of which are customarily consolidated with those of the Company for the purpose of reporting to stockholders.
2.    Committee
The Committee shall have full power and authority to administer the Plan, and to construe and interpret its terms and provisions. Decisions of the Committee shall be final and binding upon all parties.
3.    Eligibility
3.1    Certain Employees. Officers and employees of the Company and its Subsidiaries who hold executive, administrative, managerial, supervisory, technical or other key positions shall be eligible for participation under the Plan, and participants shall for the most part be selected from among members of this group. None of the members of the Committee and no director of the Company or of a Subsidiary who is not also an officer or employee of the Company or of a Subsidiary shall be eligible for participation under the Plan.
3.2    Special Contributors; Former Employees. Awards may also be made under the Plan to employees not holding executive, administrative, supervisory, technical or other key positions who have, nevertheless, made a substantial contribution to the success of the Company and its Subsidiaries. In addition, a former employee who has either
(a)    retired under the employee retirement plan of the Company or of a Subsidiary or
(b)     left the service of the Company or of a Subsidiary to enter the armed services or for such other reasons as may be determined by the Committee and who would have been eligible for an award but for such retirement or termination of service, may be eligible for an award for the year in which such employee retires or so leaves the service of the Company or of a Subsidiary. In the case of a former employee who would have been eligible for an award but for death, an award may be granted to the surviving spouse or children or to the estate of such former employee, as the Committee may determine in its sole discretion.

4.    Making Awards
4.1    Committee Authority. The Committee shall make awards, subject to the limitations herein, to such individuals within the eligible group and in such amounts and at such times as, in the Committee’s judgment, shall best serve the interest of the Company and its Subsidiaries at that time, taking into account each individual’s job performance and contributions to the success of the Company and its Subsidiaries.
Except as provided in Section 4.2, the Committee shall have complete discretion in determining to whom and how awards under the Plan shall be made; provided, however, in making awards the Committee shall request and consider the recommendations of the Chief Executive Officer of the Company and others whom it may designate.
4.2    Delegation of Award-Making Authority and Award Recommendations. The Committee may, at such time or times as it may elect, authorize the Chief Executive Officer of the Company who in turn may authorize other executives of the Company to make additional awards subject to the limitations herein provided, in amounts not exceeding an aggregate amount and under conditions determined by the Committee. In making recommendations to the Committee and in making awards authorized by the Committee, the Chief Executive Officer of the Company shall request and consider the recommendations of other officers and supervisory employees of the Company and its Subsidiaries.
4.3    Forms of Awards. Awards under this Plan will be made entirely in cash.
4.4    Boeing Stock Units. Boeing Stock Units granted under the Plan prior to May 1, 2006 shall continue to be subject to the provisions of the Plan as in effect immediately prior to such date.
4.5 Limits on Awards. Unless approved by the Compensation Committee, no participant shall receive an award under the Plan in any one calendar year that has a maximum target of more than two (2) times the participant’s base salary for the year for which the award is made, and a maximum payout of more than two (2) times the target established by the Committee for the year for which the award is made.

5.	Distribution of Awards

5.1    Terms; Timing. Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. Notwithstanding the foregoing, with respect to any award intended to be exempt from the requirements of Section 409A which is to be paid out when vested and qualify for the short-term deferral exemption to Section 409A, such payment shall be made as soon as administratively feasible after the award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the award became vested unless (i) deferred pursuant to Section 5.2 or (ii) otherwise permitted under the exemption provisions of Section 409A.
5.2.    Deferred Payment. The Committee may permit or require a participant to defer receipt of the payment of an award to the extent provided under any deferred compensation plan of the Company or pursuant to the terms of an employment agreement, either of which satisfies the requirements for exemption from or complies with Section 409A.
5.3    Deductions. The Company shall deduct from the payment of each award any withholdings required by law; and the Company may deduct any amounts due from the recipient to the Company or a Subsidiary.
5.4    Notice; Distribution Date. The Committee or its delegates shall advise participants of their awards under the Plan, and shall fix the distribution date or dates for such awards. Awards shall be paid on the distribution date or as soon thereafter as reasonably possible.
6.    Repeal; Amendments. The Board of Directors or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable. No repeal or amendment of the Plan shall operate to annul or modify any award previously made under the Plan.
7.    Nonassignability. No awards authorized or made pursuant to the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment or any other legal process, and any attempt to subject an award to any of the foregoing shall be void.
8.    Compliance with Section 409A. Subject to the provisions of Section 5.2, it is the Company’s intention that any and all compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A, and all terms and provisions shall be interpreted to satisfy such requirements.
9.     Clawbacks. Awards under the Plan are subject to the Clawback Policy as adopted by the Board of Directors and as amended from time to time.
In addition, subject to applicable local law or except as otherwise set forth in an Addendum, awards under the Plan shall be subject to clawback and forfeiture (meaning that the award must be promptly returned to the Company if already distributed, or that a participant will lose his or her entitlement to an award if it has not yet been distributed), in the event a participant or former participant engages in any of the following conduct, as determined by the Company or itselected delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the award: the participant (i) pleads or admits to, is convicted of, or is otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engages in competition with any aspect of Company business with which the participant was involved or about which the participant gained Company proprietary or confidential information;  (iii) induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the participant or any third party; (iv) disparages or defames the Company or its products or its current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) takes, misappropriates, uses, or discloses Company proprietary or confidential information. Clawback can, if applicable and where permitted by applicable local law, be made by deducting payments that will be due in the future (including salary, bonuses, and other forms of compensation). A participant’s acceptance of an award under the Plan shall constitute such participant’s acknowledgement and recognition that the participant’s compliance with this Section is a condition for the participant’s receipt of the award. For purposes of this Section 9, the Company shall include the Company and all Subsidiaries. Nothing in this Section 9 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

10.    No Individual Rights. No individual shall have any claim to be granted any award under the Plan, and the Company has no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan or any award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a participant’s employment or other relationship at any time, with or without cause.

11.    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property or shares of Common Stock, or to create any trusts, or make any special deposits for any immediate or deferred amounts payable to any participant, and no participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.    Successors. All obligations of the Company under the Plan with respect to awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.    Severability. If any provision of the Plan or any award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award, and the remainder of the Plan and any such award shall remain in full force and effect.

14.    Addendum. Awards under the Plan shall be subject to such special terms and conditions for a participant’s state or country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to this Plan (the “Addendum”). If a participant transfers residence and/or employment to another state country, any special terms and conditions for such state or country will apply to such participant’s awards to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the participant’s transfer). In all circumstances, the Addendum shall constitute part of this Plan.

15.    Choice of Law. The Plan, all awards granted thereunder and all determinations made and actions taken pursuant to the Plan, to the extent not otherwise governed by the laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof, except as otherwise expressly provided in the Addendum.

[EXHIBIT A]

Addendum to
The Boeing Company Annual Incentive Plan

For U.S. participants
The following provisions shall modify Section 9 of the Plan for employees who reside in or are otherwise subject to the laws of California:
Clause (ii) of the second paragraph of Section 9 shall not apply.
To the extent expressly required by the laws of the State of California, all questions concerning the construction, validity, and interpretation of Section 9 shall be governed and construed according to the laws of the State of California, without regard to the application of the conflicts of laws provisions thereof.
The following provisions shall modify Section 9 of the Plan for employees who reside in or are otherwise subject to the laws of Colorado or Massachusetts:
Clause (ii) of the second paragraph of Section 9 shall not apply.
The following provisions shall modify Section 9 of the Plan for employees who reside in or are otherwise subject to the laws of South Carolina:
For purposes of this Section 9, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services the participant provided to the Company during the two years prior to the participant’s termination of employment with the Company and with respect to which the participant gained Company proprietary or confidential information, in the State of South Carolina or any state or territory within the United States in which the Company conducts substantial business.
The following shall replace the second paragraph of Section 9 of the Plan for employees who reside in or are otherwise subject to the laws of Washington:
In addition, subject to applicable local law, awards granted under the Plan are subject to clawback and forfeiture (meaning that the award must be promptly returned to the Company if already distributed, or that a participant will lose his or her entitlement to an award if it has not yet been distributed) in the event a participant or former participant engages in any of the following conduct, as determined by the Company or its delegate in its sole discretion, during the Restricted Period: the participant (i) pleads or admits to, is convicted of, or is otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly Engages in Competition; (iii) induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the participant or any third party; (iv) disparages or defames the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) takes, misappropriates, uses, or discloses Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, and other forms of compensation). A participant’s acceptance of an award under the Plan shall constitute such participant’s acknowledgement and recognition that the participant’s compliance with this Section 9 is a condition for the participant’s receipt of the award. For purposes of this Section 9, the Company shall include the Company and all Subsidiaries.
For purposes of this Section 9, “Restricted Period” shall mean, with respect to clauses (i), (iii), (iv), and (v) above, the period commencing on the date of an award and ending on the second anniversary of the later of the vesting or receipt of payment of the award, and with respect to clause (ii) above, the period commencing on the date of the award and ending eighteen months after the later of the vesting or receipt of payment of the award. Notwithstanding anything herein to the contrary, clause (ii) shall not apply to a participant (x) following any termination of the participant’s employment by reason of layoff, or (y) during any year if the participant had annualized W-2 total earnings from the Company of $100,000 (or such dollar amount following adjustment for inflation as required by applicable Washington law) or less during the prior year, determined in accordance with applicable Washington law. For purposes of this Section 9, “Engage in Competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services a participant provided to the Company during the two years prior to the participant’s termination of employment with the Company and with respect to which the participant gained Company proprietary or confidential information, in the State of Washington or any state or territory within the United States in which the Company conducts substantial business.
All questions concerning the construction, validity, and interpretation of clause (ii) above shall be governed and construed according to the laws of the State of Washington, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the construction, validity and interpretation of clause (ii) above shall be brought only in the state or federal courts of the State of Washington.
For Non-U.S. participants
The following shall replace the second paragraph of Section 9 of the Plan who for employees who reside in or are otherwise subject to the laws of Canada:
In addition, subject to applicable law, awards under the Plan are subject to clawback and forfeiture (meaning that the award must be promptly returned to the Company if already distributed, or that a participant will lose his or her entitlement to an award if it has not yet been distributed) in the event the participant engages in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the award: the participant (i) pleads or admits to, is convicted of, or is otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engages, within Canada, in competition with any aspect of Company business with which the participant was directly involved or about which the participant gained proprietary or confidential information during the twenty-four (24) months before the date the participant engaged in such competitive activity; (iii) induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants, with whom the participant engaged on behalf of the Company during the twenty-four (24) months before the date of such inducement, to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the participant or any third party; (iv) disparages or defames the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) takes, misappropriates, uses or discloses Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). A participant’s acceptance of an award under the Plan shall constitute such participant’s acknowledgement and recognition that the participant’s compliance with this Section 9 is a condition for the participant’s receipt of the award. For purposes of this Section 9, the Company shall include the Company and all Subsidiaries.
The following shall replace the second paragraph of Section 9 of the Plan who for employees who reside in or are otherwise subject to the laws of the United Kingdom:
Clauses (ii) and (iii) of the second paragraph of Section 9 shall not apply.
Subject to applicable law, awards under the Plan are subject to clawback and forfeiture (meaning that the award must be promptly returned to the Company if already distributed, or that a participant will lose his or her entitlement to an award if it has not yet been distributed) in the event a participant or former participant engages in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for the participant’s own benefit or that of others, (a) is employed by or otherwise provides services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) sets up or carries on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicits, attempts to solicit, assists in soliciting, entices away, or tries to entice away, from the Company or any Subsidiary any Key Person; or (d) is personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent a participant from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages participants to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. If any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Subsidiary; or (b) any business which the Company or any Subsidiary is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Subsidiary the participant: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of the participant’s employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Subsidiary who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Subsidiary (a) with whom the participant has had material dealings; or (b) in respect of whom the participant has obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of the participant’s employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Subsidiary or information entrusted to the Company or any Subsidiary by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Subsidiary.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the vesting or receipt of payment of the award; or (b) the six month anniversary of the participant’s termination of employment.
“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Subsidiary carries out business and in relation to which the participant has had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of the participant’s employment; or (c) any other country where the Company or a Subsidiary carries out business and in relation to which the participant acquired Relevant Confidential Information during the course of the participant’s employment.